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                       [LETTERHEAD OF GUEST & COMPANY]






                                                                 March 25, 1998



Securities and Exchange Commission
500 N. Capitol Street, N.W.
Washington, D.C.  20549


We are the independent certified public accountants engaged by Rose International Ltd. to report on the financial statements at December 31, 1997 and for the year then ended.

We have been informed by management of the Corporation that the information necessary for us to formulate our opinion on such financial statements is not totally available at this time. As a result, we will be unable to conclude our audit of the financial statements by March 31, 1998, the required filing date for the Corporation's Form 10-KSB.

Management has advised us that the required information will be available to meet the filing extension deadline provided by Form 12b-25.


                                        Very truly yours,




                                        /s/ Guest & Company, P.C.